UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 18, 2016

Commission File Number:  000-31265

MabVax Therapeutics Holdings, Inc.
(Exact name of registrant as specified in its charter.)

Delaware
(State or other jurisdiction of incorporation or organization)
93-0987903
(IRS Employer Identification No.)

11535 Sorrento Valley Rd., Suite 400, San Diego, California 92121
(Address of principal executive offices)

858-259-9405
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, on August 16, 2016, Mabvax Therapeutics Holdings, Inc. (the "Company") entered into an Underwriting Agreement (the "Underwriting Agreement") with Laidlaw & Company (UK) Ltd. ("Laidlaw"), as underwriter (the "Underwriter"), pursuant to which, among other things, the Company agreed to issue and sell to the Underwriter, and the Underwriter agreed to purchase from the Company, in an underwritten public offering (the "Offering"), an aggregate of 1,127,859 shares of the Company's common stock (the "Common Stock"), or an aggregate 665,281 shares of Series F Preferred Stock (the "Series F Preferred Stock"), together with Class A Warrants to purchase up to 1,793,139 shares of common stock and Class B Warrants to purchase up to 1,793,139 shares of common stock (collectively, the "Warrants"), at a public offering price of $4.81 per share of Common Stock and related warrants. A Class A Warrant and Class B Warrant to purchase one share of Common Stock will be issued for every one share of Common Stock sold in the Offering.

The Underwriting Agreement included an over-allotment option granted by the Company to the Underwriters to purchase additional Common Stock together with additional Warrants on the same terms outlined above. On August 18, 2016 the Underwriter exercised the full amount of the over-allotment option, to purchase approximately $800,000 of such additional Common Stock and Warrants, bringing the total Offering amount to approximately $9.4 million in gross proceeds before the Underwriter's discount and expenses.

On August 22, 2016 the Company announced the closing of the Offering.

Item 8.01 Other Events.

On August 22, 2016, the Company issued a press release announcing the closing of the Offering and the exercise of the over-allotment option as described above in Item 1.01, which is incorporated herein by reference. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

No. and Description
99.1 Press Release by the Company dated August 22, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MabVax Therapeutics Holdings, Inc.

Date:   August 22, 2016
By:	/s/ Gregory P. Hanson

Name: Gregory P. Hanson
Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release of the Company on August 22, 2016